[STREICH LANG, P.A. LETTERHEAD]

                               February 12, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     RE:  International FiberCom, Inc.

Ladies and Gentlemen:

         This firm is counsel for International FiberCom, Inc., an Arizona corporation (the "Company"). As such, we are familiar with the Articles of Incorporation and Bylaws of the Company. We have also acted as counsel for the Company with respect to certain matters in connection with the preparation of the Registration Statement on Form SB-2, File No. 333-45465, registering the sale of 12,738,592 shares of Common Stock (the "Shares") under the Securities Act of 1933. In addition, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth below.

         Based upon the foregoing, it is our opinion that:

         1. The Company is a corporation duly organized and validly existing under the laws of the State of Arizona.

         2. The Shares registered under this Registration Statement which are currently outstanding and those to be issued, will be duly and validly issued, fully paid and nonassessable when issued.

         We acknowledge that we are referred to under the heading "Legal Matters" of the Prospectus which is part of the Registration Statement and we hereby consent to the use of our name in such Registration Statement. The undersigned owns approximately 20,000 shares of Common Stock and 335,000 common stock purchase warrants exercisable at prices ranging from $.9375 to $1.47 per share through April 2004. We further consent to the filing of this opinion as
Exhibit 5 to Amendment No. 1 to the Registration Statement and with the state regulatory agencies in such states as may require such filing in connection with the registration of Shares for offer and sale in such states.


                                   Very truly yours,

                                   /s/ Christian J. Hoffmann, III

                                   Christian J. Hoffmann, III
                                   FOR THE FIRM